SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE	CONTACT

Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	Stephen R. Brown President & CEO (914) 771-3212

James J. Landy to Retire as Executive Chairman
of Hudson Valley Holding Corp. & Hudson Valley Bank

He will remain Chairman of the Board
and a Special Liaison Consultant for the Board

YONKERS, N.Y. — Tuesday, April 29, 2014 — James J. Landy, Executive Chairman of Hudson Valley Holding Corp. (NYSE: HVB) and Hudson Valley Bank, has announced his retirement as Executive Chairman of both positions effective December 31, 2014. While retiring as a Company officer, Mr. Landy will remain Chairman of the Board of Directors and serve as a liaison with the Bank’s customers focusing on business development and retention.

Mr. Landy joined Hudson Valley Bank in 1977 and held various executive positions during his 37-year career. Prior to being elected Executive Chairman in 2012, he had served as President and Chief Executive Officer since 2001.

In announcing his retirement, Mr. Landy said, “I am proud of Hudson Valley Bank, its people and its commitment to its customers and the communities it serves, and proud to have been a part of its development into the bank it is today. In my new capacity as outside Chairman, I am confident that we have the leadership and skill set on both the Board and Bank management, as well as the vision, to maintain Hudson Valley’s core values, while continuing the Bank’s forward thinking and progress.”

“Jim has been a mainstay at Hudson Valley and a staunch advocate for the Bank and our customers, as well as an admired civic and community leader,” said Stephen R. Brown, President and Chief Executive Officer. “Hudson Valley today is a reflection of his longstanding commitment to community banking and to personal, responsive service for our customers. In his many roles with the Company, he has helped to build the Bank and has been instrumental in our growth and success over the years.”

“We thank Jim for his leadership, dedication and years of service as President and Executive Chairman and we look forward to continuing to work with him on the Board,” Mr. Brown said.

“With his extensive knowledge and understanding of our industry, community and our customers, Jim will continue to play an important role, not only as Board Chairman, but as an ambassador representing the Bank in the community, and strengthening our relationships with our customers,” Mr. Brown said.

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About Hudson Valley Holding Corp. Through its Hudson Valley Bank subsidiary, headquartered in Yonkers, N.Y., Hudson Valley Holding Corp (NYSE:HVB) serves small- and mid-sized businesses, professional services firms, not-for-profit organizations and their principals throughout metropolitan New York.  The Company focuses on building strategic relationships with its niche customers, providing a full range of banking, deposit, financing, trust and investment management services, in addition to specialized services, such as asset based lending and equipment financing, across varied industries nationwide. With $3.0 billion in assets, $2.6 billion in deposits and 28 branches, Hudson Valley is the largest bank headquartered in Westchester County. Its common stock is traded on the New York Stock Exchange and is a Russell 3000® Index component. More information is available at www.hudsonvalleybank.com.